As filed with the Securities and Exchange Commission on June 8, 2023
Registration No. 333-270147
Registration No. 333-263116
Registration No. 333-253363
Registration No. 333-236630
Registration No. 333-229848
Registration No. 333-223292
Registration No. 333-216388
Registration No. 333-210185
Registration No. 333-203097
Registration No. 333-191992
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270147
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263116
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253363
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236630
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229848
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223292
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216388
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210185
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203097
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191992

UNDER THE SECURITIES ACT OF 1933
____________________
VERACYTE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5455398 (I.R.S. Employer Identification No.)

6000 Shoreline Court, Suite 300 South San Francisco, California (Address of Principal Executive Offices)	94080 (Zip Code)

Veracyte, Inc. 2008 Stock Plan Veracyte, Inc. 2013 Stock Incentive Plan Veracyte, Inc. 2023 Equity Incentive Plan
(Full titles of the plans)
Marc Stapley
Chief Executive Officer
6000 Shoreline Court, Suite 300
South San Francisco, California
(Name and address of agent for service)
(650) 243-6300
(Telephone number, including area code, of agent for service)
Copies to:

Ran Ben-Tzur, Esq. Fenwick & West LLP 228 Santa Monica Boulevard Suite 300 Santa Monica, California 90401	Annie McGuire Esq. Executive Vice President and General Counsel Veracyte, Inc. 6000 Shoreline Court, Suite 300 South San Francisco, California 94080 (650) 243-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Veracyte, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-270147) with respect to 2,878,378 shares of the Registrant’s Common Stock (“Common Stock”) issuable under the Veracyte, Inc. 2013 Stock Incentive Plan (the “Prior Plan”) with the Securities and Exchange Commission (the “Commission”) on March 1, 2023, a Registration Statement on Form S-8 (File No. 333-263116) with respect to 2,844,924 shares of Common Stock issuable under the Prior Plan filed with the Commission on March 1, 2022, a Registration Statement on Form S-8 (File No. 333-253363) with respect to 2,328,021 shares of Common Stock issuable under the Prior Plan filed with the Commission on February 22, 2021, a Registration Statement on Form S-8 (File No. 333-236630) with respect to 1,985,013 shares of Common Stock issuable under the Prior Plan filed with the Commission on February 25, 2020, a Registration Statement (File No. 333-229848) with respect to 1,634,528 shares of Common Stock issuable under the Prior Plan filed with the Commission on February 25, 2019, a Registration Statement on Form S-8 (File No. 333-223292) with respect to 1,368,159 shares of Common Stock issuable under the Prior Plan filed with the Commission on February 28, 2018, a Registration Statement on Form S-8 (File No. 333-216388) with respect to 1,350,491 shares of Common Stock issuable under the Prior Plan filed with the Commission on March 2, 2017, a Registration Statement on Form S-8 (File No. 333-210185) with respect to 1,107,411 shares of Common Stock issuable under the Prior Plan filed with the Commission on March 14, 2016, a Registration Statement on Form S-8 (File No. 333-203097) with respect to 1,746,673 shares of Common Stock issuable under the Prior Plan filed with the Commission on March 30, 2015, and a Registration Statement on Form S-8 (File No. 333-191992) with respect to 1,786,209 shares of Common Stock issuable under the Prior Plan and 2,368,797 shares of Common Stock issuable under the Veracyte, Inc. 2008 Stock Plan filed with the Commission on October 30, 2013 (each a “Registration Statement”, and collectively, the “Registration Statements”).

On June 8, 2023 (the “Effective Date”), the Registrant’s stockholders approved the Veracyte, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), and in connection therewith, no further awards will be made under the Prior Plan as of and following the Effective Date. Pursuant to the terms of the 2023 Plan, the number of shares reserved and available for grant and issuance pursuant to the 2023 Plan is the number of reserved shares of Common Stock not issued or subject to outstanding grants under the Prior Plan on the Effective Date plus (a) shares of Common Stock that are subject to awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date, (b) shares of Common Stock issued under the Prior Plan, including shares of Common Stock issued pursuant to the exercise of stock options, that are forfeited after the Effective Date, (c) shares of Common Stock issued under the Prior Plan that are repurchased by the Registrant at the original issue price after the Effective Date, (d) shares of Common Stock that are subject to awards granted under the Prior Plan that are settled in cash after the Effective Date, and (e) shares of Common Stock that are subject to awards under the Prior Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to an award after the Effective Date (collectively, the “Rollover Shares”).

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and SEC Compliance and Disclosure Interpretation 126.43 to amend each of the Registration Statements to register the offer of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the Prior Plan as of the Effective Date). In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due upon the filing of this Post-Effective Amendment. This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements. For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously approved by the Company’s stockholders as of the Effective Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Post-Effective Amendment as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Post-Effective Amendment:
(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 1, 2023.
(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed);
(c)    The description of the Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed on October 28, 2013 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 22, 2021.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of the Registrant’s directors to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors are not personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws require the Registrant to indemnify its directors and officers to the maximum extent not prohibited by the DGCL and allow it to indemnify other employees and agents as authorized by its Board of Directors or by the action of a committee of the Board of Directors or designated officers established by or designated in resolutions approved by its Board of Directors. Subject to certain limitations, the Registrant’s amended and restated bylaws also require it to advance expenses incurred by its directors and officers for the defense of any action for which indemnification is required or permitted.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors, officers and certain other employees, in addition to the indemnification provided for in its restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require the Registrant to indemnify its directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to the Registrant or any of its subsidiaries or any other company or enterprise to which these individuals provide services at the Registrant’s request. Subject to certain limitations, the Registrant’s indemnification agreements also require it to advance expenses incurred by its directors, officers and certain other employees for the defense of any action for which indemnification is required or permitted.

The Registrant currently carries liability insurance for its directors and officers. The indemnification provisions in the Registrant’s restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and officers is sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 of this Post-Effective Amendment.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.
The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Restated Certificate of Incorporation of the Registrant	8-K	001-36156	3.1	11/8/2013
4.2	Amended and Restated Bylaws of the Registrant	8-K	001-36156	3.1	2/10/2023
4.3	Form of Common Stock Certificate	S-1/A	333-191282	4.1	10/15/2013
5.1	Opinion of Fenwick & West LLP					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (contained on signature page hereto)					X
99.1	2008 Stock Option Plan and forms of agreements thereunder	S-1	333-191282	10.2	9/20/2013
99.2	2013 Stock Incentive Plan, as amended	8-K	001-36156	10.1	3/3/2021
99.3	Form of stock option award agreement under 2013 Stock Incentive Plan	10-Q	001-36156	10.1	11/2/2020
99.4	Form of stock unit award agreement under 2013 Stock Incentive Plan	10-Q	001-36156	10.2	11/2/2020
99.5	2023 Equity Incentive Plan	DEF 14-A	001-36156	Appendix A	04/27/2023
99.6	Form of agreements under the 2023 Equity Incentive Plan					X

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California, on the 8th day of June, 2023.

VERACYTE, INC.
By:	/s/ MARC STAPLEY
Marc Stapley Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Stapley and Rebecca Chambers and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC STAPLEY	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2023
Marc Stapley

/s/ REBECCA CHAMBERS	Chief Financial Officer (Principal Financial Officer)	June 8, 2023
Rebecca Chambers

/s/ JONATHAN WYGANT	Chief Accounting Officer (Principal Accounting Officer)	June 8, 2023
Jonathan Wygant

/s/ ROBERT S. EPSTEIN	Chairperson, Director	June 8, 2023
Robert S. Epstein

/s/ JOHN L. BISHOP	Director	June 8, 2023
John L. Bishop

/s/ ELIAV BARR	Director	June 8, 2023
Eliav Barr, M.D.

/s/ MUNA BHANJI	Director	June 8, 2023
Muna Bhanji

/s/ KARIN EASTHAM	Director	June 8, 2023
Karin Eastham

/s/ JENS HOLSTEIN	Director	June 8, 2023
Jens Holstein

/s/ EVAN JONES	Director	June 8, 2023
Evan Jones